UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)


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                                AZTAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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



                                                    Filed by: Aztar Corporation.
                                                         Pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934

                                             Subject Company: Aztar Corporation.
                                                      Commission File No. 1-5440



On March 13, 2006, Aztar Corporation published the following press release:



 LAS VEGAS and PHOENIX, March 13, 2006 - Pinnacle Entertainment, Inc. (NYSE:
 PNK) and Aztar Corporation (NYSE: AZR) announced today that the Boards of Directors of both companies have unanimously approved, and the companies have entered into, a definitive merger agreement under which Pinnacle will acquire all of the outstanding shares of Aztar for $38.00 per share in cash. This represents a premium of approximately 24% over Aztar's closing stock price on March 10, 2006. The fully financed transaction is valued at approximately $2.1 billion, including approximately $1.45 billion of equity on a fully-diluted basis and approximately $723 million in indebtedness.

Together, Pinnacle and Aztar will have assets in most of the largest gaming markets in the U.S., with a strong presence in Nevada, New Jersey, Louisiana, Missouri and Indiana. Including current development projects, the combined company will have an expansive footprint with 12 major gaming properties in the U.S., and more than 8,800 hotel rooms and approximately 22,000 slot machines system-wide.

"Combining Pinnacle and Aztar makes tremendous sense," said Daniel R. Lee, Pinnacle's Chairman and Chief Executive Officer. "This transaction will enable Pinnacle to further broaden and diversify its geographic presence and cash flows, as well as generate cross-marketing synergies. We intend to create a nationwide casino network, not unlike that of some of our larger competitors. We believe that we will be able to leverage the combined company's extensive network to increase customer loyalty across the system and attract additional customers to the company's destination resort/hotel properties in Las Vegas and Atlantic City.

"Additionally, this combination will allow us to capitalize on the strength of Pinnacle's management team and our track record of developing large, successful projects," Mr. Lee continued. "Most notably, our combined financial strength and depth of management will allow us to develop Aztar's entire Tropicana Las Vegas site into a highly competitive, high-visibility Strip resort that can compete successfully with the newest projects currently underway. Pinnacle has a proven history of generating value for its shareholders, and we believe that this transaction positions the company to continue delivering strong results."

Robert M. Haddock, Chairman, President and Chief Executive Officer of Aztar, said, "Everyone benefits from this transaction. We believe this transaction delivers a value premium to our shareholders and creates increased opportunities for growth and development for our employees, who will benefit from being part of a larger, stronger, more diversified gaming company. We are committed to completing the transaction as expeditiously as possible and ensuring a seamless transition."

The combined companies will have strong growth prospects. They include:

2006:
     o Opening of Pinnacle's casino adjoining the Four Seasons Hotel on the island of Exuma in the Bahamas.
     o    Opening of Aztar's new hotel at its Evansville property.

2007:
     o Opening of Pinnacle's property in downtown St. Louis, pending receipt of regulatory approvals.
     o Significant expansions at Belterra, Pinnacle's property in Indiana, and L'Auberge du Lac, its resort in Lake Charles, Louisiana.
     o    New hotels at Pinnacle's Boomtown New Orleans casino.

2008:
     o Opening of Pinnacle's proposed project in St. Louis County, in the community of Lemay, pending receipt of regulatory approvals.

Thereafter:
     o Potential reconstruction of a new casino-hotel in Biloxi, Mississippi, where Pinnacle owns a prime casino site. This site was previously occupied by the Casino Magic Biloxi casino-hotel, which was largely destroyed by Hurricane Katrina. Pinnacle is considering whether to rebuild on the site.
     o Potential development of two casinos in Chile, where Pinnacle has applications pending. Pinnacle already operates several small but successful casinos in Argentina.
     o Potential development of casinos in Pennsylvania, where Pinnacle and Aztar each have an application pending. Pinnacle's proposal is in the Fishtown neighborhood, near downtown Philadelphia, where it has an option to purchase land. Aztar owns land and has proposed developing a casino in Allentown, approximately 90 miles from Manhattan. In both cases, Pinnacle and Aztar are competing with others for one of a limited number of licenses. Pennsylvania gaming law allows companies to own one casino and to have an investment and management contract on a second facility. Pinnacle intends to seek a partner for one of the two proposals and to continue to pursue both opportunities for potential licensure and development.
     o Significantly, the potential redevelopment of the Las Vegas Tropicana property. Pinnacle intends to design a major project that would utilize the entire 34-acre site. It is estimated that the design phase of this project will require at least two years. The existing Tropicana will continue to operate as it is until further notice.

The transaction is subject to approval by Aztar shareholders and the satisfaction of customary closing conditions, including the receipt of necessary regulatory and governmental approvals. The transaction is not subject to financing and is expected to close by the end of the year.

Pinnacle has received a financing commitment from Bear, Stearns & Co. Inc. and Lehman Brothers Inc. to complete the transaction.

Lehman Brothers Inc. and Bear, Stearns & Co. Inc. served as financial advisors to Pinnacle and Wachtell, Lipton, Rosen & Katz and Irell & Manella LLP acted as legal advisors. Goldman Sachs served as financial advisor to Aztar and Skadden, Arps, Slate, Meagher & Flom, LLP acted as legal advisor.

INVESTOR/MEDIA/PUBLIC CONFERENCE CALL
There will be a conference call on March 13, 2006, at 10:00 a.m. EST (7:00 a.m.
PST) to discuss the transaction. The conference call can be accessed by dialing
(888) 802-8577 (U.S. dial-in), or (973) 321-1023 (international dial-in) at least 15 minutes prior to the start of the call. A live listen-only webcast of the conference call is also available on the Internet at Pinnacle's website: http://www.pnkinc.com.

ABOUT PINNACLE ENTERTAINMENT
Pinnacle Entertainment owns and operates casinos in Nevada, Louisiana, Indiana and Argentina, owns a hotel in Missouri, receives lease income from two card club casinos in the Los Angeles metropolitan area, has been licensed to operate a small casino in the Bahamas, and owns a casino site and has significant insurance claims related to a hurricane-damaged casino previously operated in Biloxi, Mississippi. Pinnacle opened a major casino resort in Lake Charles, Louisiana in May 2005 and a new replacement casino in Neuquen, Argentina in July 2005. Pinnacle also has two casino development projects in the St. Louis, Missouri area. The development projects are dependent upon final approval by the Missouri Gaming Commission.

ABOUT AZTAR CORPORATION
Aztar is a publicly traded company that operates Tropicana Casino and Resort in Atlantic City, New Jersey, Tropicana Resort and Casino in Las Vegas, Nevada, Ramada Express Hotel and Casino in Laughlin, Nevada, Casino Aztar in Caruthersville, Missouri, and Casino Aztar in Evansville, Indiana.

FORWARD-LOOKING STATEMENT
All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding Pinnacle's pending acquisition of Aztar, the growth opportunities and synergies for the combined company, current and potential future development opportunities and anticipated opening dates, are based on Pinnacle management's current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the risk that the acquisition does not close, (b) the substantial increase in Pinnacle's indebtedness if the acquisition closes, (c) Pinnacle's redevelopment of the Tropicana Las Vegas site would be a project of a larger scale than any Pinnacle has undertaken, and is subject to significant risks and contingencies, including the availability and cost of financing and construction risks, (d) the combined company's post-acquisition results of operations may not meet expectations, which may make it difficult for Pinnacle to service the debt Pinnacle would incur in the transaction, (e) the risk that new projects and expansions could strain Pinnacle's financial resources and might not provide for a sufficient return, if any (f) significant competition facing Pinnacle in all of its markets, (g) many construction-related factors could prevent Pinnacle from completing its construction and development projects within budget and on time; and (h) other risks, including those as may be detailed from time to time in Pinnacle's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect Pinnacle's financial results and business, review Pinnacle's filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, Aztar will be filing a proxy statement and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information. Aztar and its officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding such individuals is included in Aztar's Proxy Statement relating to its 2005 Annual Meeting of Stockholders previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statement relating to the merger and other relevant documents when they become available, and proxy statements and other materials filed with the Securities and Exchange Commission concerning Aztar at the Securities and Exchange Commission's website at http://www.sec.gov. Free copies of Aztar's SEC filings are also available on Aztar's internet site at http://www.aztar.com/.